EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Prospectus constituting part of the Post-Effective Amendment No. 3 to Form S-2 Registration  Statement on Form S-1 of our reports dated January 10, 2007 relating to the consolidated financial statements of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, member's equity and cash flows for the year ended June 30, 2006, five months ended June 30, 2005 (the successor entity); one month ended January 31, 2005 and twelve months ended December 31, 2004 (predecessor entity) included in Unify Corporation's Form 8K/A filed on February 5, 2007 with the Securities Exchange Commission.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, NY
May 3, 2007